EXHIBIT 4(a)
AMENDMENT UNDER CREDIT AGREEMENT
     AMENDMENT AGREEMENT, dated as of July 12, 2005 (“this Amendment”), to the Credit Agreement, dated as of June 30, 2003 (“Credit Agreement”), by and among Regent Broadcasting, LLC, formerly known as Regent Broadcasting, Inc. (“Borrower”), Regent Communications, Inc. (“Parent Company”), the several financial institutions from time to time party to the Credit Agreement as lenders thereunder (collectively, “Lenders”), Bank of America, N.A. (successor by merger to Fleet National Bank), as the administrative agent for the Lenders (“Administrative Agent”), US Bank, National Association, as the syndication agent for the Lenders (“Syndication Agent”), Wachovia Bank, National Association, and Suntrust Bank., as co-documentation agents for the Lenders (“Documentation Agents”). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.
     The Principal Companies have requested the Lenders to amend certain provisions of the Credit Agreement, and the Lenders have agreed to the amendments so requested, all upon the terms and subject to the conditions contained in this Amendment.
     NOW, THEREFORE, in consideration of the mutual agreements, promises and covenants contained herein, the parties hereto hereby agree as follows:
     SECTION 1. Amendments. Effective on and as of July 26, 2005, but subject to the satisfaction of the condition precedent contained in Section 2 of this Amendment, the Credit Agreement is hereby amended as follows:
     (a) The defined term “Applicable Margin” in Section 1.1 of the Credit Agreement is amended and restated in its entirety to read as follows:
     “Applicable Margin” means, with respect to any of the Loans, a percentage, per annum, determined by reference to the Consolidated Leverage Ratio in effect from time to time, all as set forth in the Pricing Grid below:

PRICING GRID
Consolidated
Leverage	Base Rate	Eurodollar
Ratio	Loans	Loans
≥ 6.00: 1.00	0.500%	1.500%

< 6.00: 1.00
≥ 5.00: 1.00	0.250%	1.250%

< 5.00: 1.00
≥4.00: 1.00	0.000%	1.000%

PRICING GRID
Consolidated
Leverage	Base Rate	Eurodollar
Ratio	Loans	Loans
< 4.00: 1.00
≥ 3.00: 1.00	0.000%	0.875%

< 3.00: 1.00	0.000%	0.750%
The “Applicable Margin” shall be determined by reference to the Consolidated Leverage Ratio set forth in the most recent Compliance Certificate delivered pursuant to Section 7.2(a). No change in the Applicable Margin with respect to any of the Loans shall be effective until three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 7.2(a) calculating such new Consolidated Leverage Ratio. Promptly following receipt of the applicable information as and when required under Section 7.2(a), the Administrative Agent shall give each Lender facsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.
     (b) The defined term “Permitted Acquisition Conditions” in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
     “Permitted Acquisition Conditions” means, collectively, in relation to any particular Acquisition:
     (a) Each of the following conditions shall constitute “Permitted Acquisition Conditions” applicable to such Acquisition:
          (i) both immediately before and immediately after giving effect to such Acquisition, no Default shall be continuing or shall result therefrom;
          (ii) the Principal Companies, Subsidiaries of the Principal Companies and/or the entities to be acquired, as appropriate, shall have furnished to the Administrative Agent, within five (5) Business Days after the consummation of such Acquisition, (A) such Instruments and other documents as shall be required pursuant to Section 7.12, or (B) commitments, reasonably satisfactory in form and substance to the Agent, to deliver to the Agent promptly after the completion of such Acquisition, such Instruments and other documents as shall be required pursuant to Section 7.12;
          (iii) all transactions relating to such Acquisition shall be completed in accordance with Applicable Laws; and
          (iv) the Consolidated Adjusted EBITDA of the Parent Company and its Subsidiaries as of the then most recent Covenant Determination Date derived from all Lines of Business other than the operation of Radio Stations, all as determined on a Pro Forma Basis after giving effect to such Acquisition, shall not exceed ten percent (10%) of the Consolidated Adjusted EBITDA of the Parent Company and its Subsidiaries as of the then most recent Covenant Determination Date derived from all Lines of Business (including the operation of Radio Stations), all as determined on a Pro Forma Basis after giving effect to such Acquisition.
     (b) If the Amount (as defined in the last paragraph of this definition) of any such Acquisition shall exceed $10,000,000, then each of the following conditions (in addition to, and not in lieu of, the conditions set forth in paragraph (a)) shall also constitute “Permitted Acquisition Conditions” applicable to such Acquisition:
          (i) the Principal Companies shall have furnished to the Administrative Agent true and complete copies of the Acquisition Documentation for such Acquisition and all material related documentation as soon as practicable prior to the consummation of such Acquisition;
          (ii) the Administrative Agent shall have received evidence, reasonably satisfactory in form and substance to the Agent, that all material consents and approvals required to be obtained from any Governmental Authorities in connection with such Acquisition (including initial consents required to be obtained from the FCC with respect to the transfer of Main Station Licenses) shall have been obtained;
          (iii) after giving effect on a Pro Forma Basis to such Acquisition, the Principal Companies shall not be in violation of any of the financial covenants contained in Section 8.4 as of the then most recent Covenant Determination Date; and
          (iv) the Principal Companies shall have delivered to the Administrative Agent a Compliance Certificate duly executed by an Authorized Officer of each Principal Company, which certificate shall contain (A) financial information reasonably satisfactory to the Administrative Agent, showing that after giving effect on a Pro Forma Basis to such Acquisition, the Principal Companies shall not be in violation of any of the financial covenants contained in Section 8.4 as of the Covenant Determination Date most recent to the date of such Compliance Certificate, (B) a statement that no Default is then continuing or will be continuing immediately after giving effect to such Acquisition, and (C) reasonably detailed information relating to all of the Consolidated Investment Capital Expenditures made in connection with, or otherwise budgeted to be made within 365 days after the completion of, such Acquisition.
     The term “Amount” shall have the meaning specified in Section 1.1, but as used in paragraph (b) of this definition with respect to any particular Acquisition, shall not in any event include any consideration paid in respect of such Acquisition in the form of Permitted Equity Interests of the Parent Company.
     (c) Paragraph (a) of Section 8.4 of the Credit Agreement is amended and restated to read in its entirety as follows:
     (a) Maximum Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter ending during or on the last day of any period identified below to exceed the ratio set forth opposite such period below:

Period	Ratio
07/15/05 through 07/31/06	6.25:1.00
08/01/06 through 12/31/06	6.00:1.00
01/01/07 through 06/30/07	5.75:1.00
07/01/07 through 09/30/07	5.50:1.00

Period	Ratio
10/01/07 through 12/31/07	5.25:1.00
01/01/08 through 06/30/08	5.00:1.00
07/01/08 through 12/31/08	4.75:1.00
01/01/09 through 06/30/09	4.50:1.00
07/01/09 and thereafter	4.25:1.00
     (d) Paragraph (d) of Section 8.7 of the Credit Agreement is amended and restated to read in its entirety as follows:
     (d) cash payments by the Parent Company on account of the redemption, repurchase or other acquisition for value of the Permitted Equity Interests of the Parent Company; provided, however, that: (i) the aggregate amount of all of the cash payments so made by the Parent Company during the period from July 26, 2005 through the Maturity Date shall not exceed $50,000,000; and (ii) both immediately before and after giving effect to any of such cash payments, no Defaults shall then be continuing or shall result therefrom.
     SECTION 2. Condition Precedent. The effectiveness of the amendments contained in Section 1 of this Amendment are subject to the satisfaction of the condition precedent that the Administrative Agent shall have received counterparts of this Amendment, duly executed and delivered by each of the Principal Companies, the Agents and the Lenders.
     SECTION 3. Representations and Warranties. Each of the Principal Companies, jointly and severally, represents and warrants to each of the Lenders and Agents on and as of the date hereof, after giving effect to this Amendment, as follows:
     (a) Representations in Credit Agreement. Each of the representations and warranties made by or on behalf of each of the Principal Companies to the Lenders and Agents in the Credit Agreement or in any of the other Loan Documents is true and correct in all material respects on and as of the date hereof after giving effect to this Amendment, except: (i) as affected by the consummation of the transactions contemplated by the Loan Documents (including this Amendment); (ii) to the extent that any such representation or warranty relates by its express terms solely to a prior date; and (iii) as and to the limited extent otherwise disclosed to each of the Lenders and Agents in writing prior to the date hereof. After giving effect to this Amendment, no Defaults or Events of Default are continuing under the Credit Agreement or any of the other Loan Documents.
     (b) Authority; etc. The execution and delivery by each of the Principal Companies of this Amendment, and the performance by each of the Principal Companies of its agreements and obligations under this Amendment, have been duly and properly authorized by all necessary corporate or other action on the part of each of the Principal Companies, and do not and will not conflict with, result in any violation of, or constitute any default under, (i) any provision of any Governing Documents of either of the Principal Companies, (ii) any Contractual Obligations of either of the Principal Companies, or (iii) any Applicable Law. No approval, authorization or other action by, or declaration to or filing with, any Governmental Authority or any other Person is required to be obtained or made by either of the Principal Companies in connection with its execution, delivery or performance of this Amendment.

     (c) Validity; etc. This Amendment has been duly executed and delivered by each of the Principal Companies and constitutes the legal, valid and binding obligation of each of the Principal Companies, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws at the time in effect affecting the enforceability of the rights of creditors generally and to general equitable principles.
     SECTION 4. No Other Changes. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement and each of the other Loan Documents, and all of the rights and remedies of the Lenders and the Agents thereunder, shall remain unaltered, and are hereby ratified and confirmed in all other respects by each of the Principal Companies.
     SECTION 5. Other Provisions. This Amendment and the rights and obligations hereunder of each of the parties hereto shall in all respects be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts. This Amendment constitutes a Loan Document for a purpose of the Credit Agreement, the Notes and each of the other Loan Documents. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto. Delivery of signature pages to this Amendment by telecopy shall be as effective as manually executed counterparts of this Amendment.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

***Signature Pages to Amendment Agreement Follow***

     IN WITNESS WHEREOF, the undersigned have duly executed this AMENDMENT AGREEMENT under seal as of July 12, 2005.

REGENT BROADCASTING, LLC, as the Borrower
REGENT COMMUNICATIONS, INC., as the
Parent Company

By:		/s/ Anthony A. Vasconcellos

	Name:	Anthony A. Vasconcellos
	Title:	Senior Vice President and Chief
Financial Officer
**Signature Page to Amendment Agreement**
***Signature Pages to Amendment Agreement Follow***

BANK OF AMERICA, N.A., as the Administrative Agent, the
Issuing Lender and a Lender

By:	/s/ Bradley Rousseau

Name: Bradley Rousseau
Title: Vice President

US BANK, NATIONAL ASSOCIATION, as the Syndication Agent
and a Lender

By:	/s/ Susan Kreutz

Name: Susan Kreutz
Title: Assistant Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Co-Documentation
Agent and a Lender

By:	/s/ Russell J. Lyons

Name: Russell J. Lyons
Title: Director

SUNTRUST BANK, as a Co-Documentation Agent and a Lender

By:	/s/ Brian Combs

Name: Brian Combs
Title: Director
**Signature Page to Amendment Agreement**
***Signature Page to Amendment Agreement Follows***

ING CAPITAL, as a Lender

By:	/s/ William James

Name: William James
Title: Managing Director

KEYBANK NATIONAL ASSOCIATION, as successor in interest
to Key Corporate Capital Inc., as a Lender

By:	/s/ Michelle L. Reef

Name: Michelle L. Reef
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Casey P. Kelly

Name: Casey P. Kelly
Title: Assistant Vice President

THE BANK OF NEW YORK, as a Lender

By:	/s/ Michael E. Masters

Name: Michael E. Masters
Title: Vice President

By:

Name:
Title:
**Signature Page to Amendment Agreement**